                   LICENSE AND COLLABORATION AGREEMENT

                                between

                         APOLLO GENETICS, INC.

                                  and

                     ATHENA NEUROSCIENCES, INC.

                              Dated as of

                            April 16, 1996

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                            TABLE OF CONTENTS


                   License and Collaboration Agreement


TOPIC                                                 PAGE NO.
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ARTICLE 1. DEFINITIONS

     1.1  Acute Formulation                                1
     1.2  Affiliate                                        1
     1.3  Committee                                        1
     1.4  Compound(s)                                      2
     1.5  Development Funding                              2
     1.6  Field                                            2
     1.7  First Commercial Sale                            2
     1.8  Improvements                                     2
     1.9  Licensed Know-How                                2
     1.10 Licensed Patent Rights                           2
     1.11 Licensed Technology                              2
     1.12 Lilly and Lilly Collaboration                    3
     1.13 Net Products Revenue                             3
     1.14 Neurestrol-Registered Trademark-                 3
     1.15 Person                                           3
     1.16 Plan                                             3
     1 17 Product                                          3
     1.18 Royalty Term                                     3
     1.19 Territory                                        3
     1.20 Valid Patent Claim                               3

ARTICLE 2. REPRESENTATIONS, WARRANTIES AND DISCLAIMERS     3

     2.1  Apollo Representations and Warranties            3
     2.2  Athena Representations and Warranties            5
     2.3  Disclaimers of Warranties                        5

ARTICLE 3. LICENSE GRANT                                   6

     3.1  Licensed Technology                              6
     3.2  Acute Formulation                                6
     3.3  Neurestrol-Registered Trademark- License Option  6

ARTICLE 4. CONTROL OF DATA                                 7


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TOPIC                                                 PAGE NO.
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ARTICLE 5. LICENSE FEES AND ROYALTY PAYMENTS               7

     5.1  License Fees                                     7
     5.2  Royalty Rate                                     7
     5.3  Royalty Credits                                  8

ARTICLE 6. ROYALTY REPORTS AND ACCOUNTING                  8

     6.1  Reports, Exchange Rates                          8
     6.2  Access                                           8
     6.3  Sublicenses                                      8
     6.4  Confidential Financial Information               9

ARTICLE 7. PAYMENTS                                        9

     7.1  Payment Terms                                    9
     7.2  Exchange Control                                 9
     7.3  Withholding Taxes                                9

ARTICLE 8. RESEARCH AND DEVELOPMENT OBLIGATIONS            9

     8.1  Development                                      9
     8.2  Funding and Resources                            9
     8.3  Committee                                        9

ARTICLE 9. PATENTS AND INFRINGEMENT ACTIONS               10

     9.1  Patent Prosecution and Maintenance              10
     9.2  Notification of Infringement                    11
     9.3  Enforcement of the Licensed Patent Rights       11
     9.4  Improvements                                    11
     9.5  Infringement Action by Third Parties            11

ARTICLE 10. CONFIDENTIALITY                               12

ARTICLE 11. TERMINATION                                   12
     11.1 Expiration                                      12
     11.2 Termination by Athena                           12
     11.3 Termination for Cause                           13
     11.4 Effect of Expiration or Termination             13

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TOPIC                                                 PAGE NO.
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ARTICLE 12. INDEMNIFICATION AND INSURANCE                 13

     12.1 Indemnification                                 13
     12.2 Procedure                                       13
     12.3 Insurance                                       13

ARTICLE 13. FORCE MAJEURE                                 14

ARTICLE 14. MISCELLANEOUS                                 14

     14.1 Notices                                         14
     14.2 Arbitration                                     14
     14.3 Assignment                                      14
     14.4 Amendments                                      15
     14.5 Entire Agreement                                15
     14.6 Severability                                    15
     14.7 Waiver                                          15
     14.8 Counterparts                                    15
     14.9 No Announcement                                 15

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                   LICENSE AND COLLABORATION AGREEMENT


     THIS LICENSE AND COLLABORATION AGREEMENT (the "Agreement"), dated as of April 16, 1996, is entered into between APOLLO GENETICS, INC., a Delaware corporation ("Apollo"), having its principal place of business at 222 Third Street, Suite 2110, Cambridge, Massachusetts 02142, and ATHENA NEUROSCIENCES, INC., a Delaware corporation ("Athena"), having its principal place of business at 800 Gateway Boulevard, South San Francisco, California 94080.

                                RECITALS

     A. Apollo is the owner or exclusive licensee of certain Licensed Patent Rights (as defined below) and know-how relating to certain estrogen compounds that may have utility in the field of neurodegenerative diseases.

     B. On April 16, 1996, Athena has exercised its exclusive option to acquire from Apollo a worldwide license to such Licensed Patent Rights and Licensed Know-How (as defined below), upon the terms and conditions hereinafter set forth.

     C. Apollo and Athena wish to enter into this License and Collaboration Agreement for the development of such compounds; and to establish a steering committee for the management of such development, all on the terms and conditions of this Agreement.

                                AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises herein contained, the parties hereby agree as follows:

ARTICLE 1. DEFINITIONS:

     1.1 "ACUTE FORMULATION" means any therapeutic product incorporating a Compound for the purpose in whole or in part of treating acute (i.e., anticipated treatment regimen of less than six months) neurodegenerative diseases or conditions, such as stroke or head trauma, in an intramuscular or intravenous formulation.

     1.2 "AFFILIATE" shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person (including without limitation, as it pertains to Athena, Elan Corporation plc ("Elan") and its Affiliates).

     1.3  "COMMITTEE" shall have the meaning given in Section 8.3 below.

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     1.4  "COMPOUND(S)" shall mean the estrogen compound(s) which are the subject of the Licensed Patent Rights, with the exception of Neurestrol-Registered Trademark-, which is the subject of the option set out in Section 3.3 below.

     1.5 "DEVELOPMENT FUNDING" shall mean all funds and resources (including all out-of-pocket costs, plus reasonable amounts for internal resources) expended by either party in the development efforts described herein, net of any amounts received from third parties (such as Eli Lilly and Company) which are used for such expenditures. Such amounts shall include out-of-pocket expenses paid after the date of this Agreement under Sections 9.1 and 9.3 below. "Apollo Development Funding" shall mean Development Funding expended by Apollo. "Athena Development Funding" shall mean Development Funding expended by Athena.

     1.6 "FIELD" shall mean the field of chronic neurodegenerative conditions or diseases (i.e., an anticipated treatment regimen of six months or more).

     1.7 "FIRST COMMERCIAL SALE" shall mean, with respect to any country in the Territory, the first sale of Products after any required marketing, pricing or other approval has been granted by the governing health authority of such country.

     1.8  "IMPROVEMENTS" shall have the meaning given in Section 9.4 below.

     1.9 "LICENSED KNOW-HOW" shall mean, with respect to the Field, all information and data which is not generally known including, but not limited to, formulas, procedures for experiments, assay protocols, results of experimentation and testing, data, and specifications which are reasonably necessary or useful for Athena to make, have made, use or sell the Compounds, or to practice the processes and methods, claimed or otherwise disclosed in the Licensed Patent Rights, in which Apollo now or hereafter-has an-ownership or licensable interest, and which is in the possession or control of Apollo during the term of the Agreement.

     1.10 "LICENSED PATENT RIGHTS" shall mean (a) all patent applications heretofore or hereafter filed or having legal force in any country within the Territory, now or hereafter owned by or licensed to Apollo or to which Apollo otherwise acquires rights, [ * ] and incorporated by reference, together with any and all patents that have issued or in the future issue therefrom, including without limitation utility, model and design patents and certificates of invention, and (b) all divisionals, continuations, continuations-in-part, reissues, renewals, supplementary protection certificates, extensions or additions to any such patents and patent applications; all to the extent and only to the extent that Apollo has the right to grant licenses, immunities or other rights thereunder as of the date or during the term of the Agreement.

     1.11 "LICENSED TECHNOLOGY" shall mean, collectively, the Licensed Patent Rights and the Licensed Know-How.

* Confidential treatment has been requested for marked portion

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     1.12 "LILLY" AND "LILLY COLLABORATION" shall have the meanings given in
Section 2.1 (f) below.

     1.13 "NET PRODUCTS REVENUE" shall mean, with respect to any Products, actual cash receipts by Athena or its Affiliates from payment of invoices issued to independent customers who are not Affiliates for the sale of such Products in the Territory by Athena or its Affiliates, less [ * ]

     1.14 "NEURESTROL-Registered Trademark-" shall mean 17-estradiol within a pellet implant subcutaneous drug delivery vehicle.

     1.15 "PERSON" shall mean an individual, corporation, partnership, association, joint venture, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

     1.16 "PLAN" shall have the meaning given in Section 8.3 below.

     1.17 "PRODUCT" shall mean any product sold commercially by Athena, its Affiliates or any sublicensee which incorporates a Compound.

     1.18 "ROYALTY TERM" shall mean, with respect to each country in the Territory, the period commencing on the First Commercial Sale in such country and ending on the later of (a) ten (10) years from the date of the First Commercial Sale in such country, or (b) the last expiration of any patent issued in such country based upon a Valid Patent Claim.

     1.19 "TERRITORY" shall mean the entire world.

     1.20 "VALID PATENT CLAIM" shall mean either (a) a claim of an issued and unexpired patent included within the Licensed Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappeased within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a claim of a pending patent application included within the Licensed Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

ARTICLE 2. REPRESENTATIONS, WARRANTIES AND DISCLAIMERS:

     2.1 APOLLO REPRESENTATIONS AND WARRANTIES. Apollo hereby represents and warrants to Athena as follows:


* Confidential treatment has been requested for marked portion

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          (a) Apollo has the full legal right to enter into the Agreement and to perform its obligations hereunder. The Agreement has been duly executed and delivered by Apollo, and constitutes a legal, valid and binding obligation, enforceable against Apollo in accordance with its terms.

          (b) All necessary notices, consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by Apollo in connection with the Agreement (including without limitation The University of Florida Research Foundation, Inc.) have been timely given or obtained by Apollo. Apollo will take all actions reasonably necessary to maintain any licenses of Licensed Technology to Apollo in full force and effect as they may affect or relate to Athena's rights hereunder. Apollo will not modify, amend or terminate in any material respect any such licenses without Athena's prior written consent, not to be unreasonably withheld. Apollo will promptly notify Athena in writing in the event of any alleged breach, default, expiration or termination under any such license by any party thereto.

          (c) The execution and delivery of the Agreement and the performance of Apollo's obligations hereunder do not conflict with, or constitute a default under, any contractual or other obligation of Apollo and, to Apollo's best knowledge, do not conflict with or violate any requirement of applicable laws or regulations.

          (d) Apollo is the sole owner or exclusive licensee of the Licensed Technology, and has not granted to any third party any license, sublicense or other interest of any kind (including any charge, lien or encumbrance) in the Licensed Technology with the exception of Neurestrol-Registered Trademark-. Exhibit A represents a correct and complete list of pending patents, patent applications, continuations-in-part, et al., comprising the Licensed Patent Rights as of the date of this Agreement.

          (e) Except (a) as to Neurestrol-Registered Trademark-, upon the expiration without exercise of the Neurestrol-Registered Trademark- option in
Section 3.3 below, and (b) as to an Acute Formulation, after compliance with
Section 3.2 below, during the term of this Agreement, Apollo shall not enter into any agreement with any third party with respect to the development, license, sale, transfer, encumbrance, marketing or distribution of the Licensed Technology.

          (f) Apollo acknowledges that Athena has a preexisting collaboration with Eli Lilly and Company ("Lilly"), dated May 31, 1995, as amended, in the field of therapeutics for Alzheimer's disease (the "Lilly Collaboration"). The Lilly Collaboration provides that Lilly has an exclusive option to exclusively license worldwide any compound Athena evaluates using technology developed by Lilly and/or Athena which is subject to the Lilly Collaboration. Apollo further acknowledges that Athena will evaluate one or more Compounds using technology developed under the Lilly Collaboration and that Athena will be obligated to offer Lilly an option to license such Compounds under the terms of the Lilly Collaboration. Apollo further acknowledges and agrees that Lilly may, by sublicense, assignment or otherwise, participate in Athena's rights under this Agreement (as defined below). Athena will provide Apollo with copies of any amendments to the Lilly Collaboration which could reasonably be material to Apollo's rights hereunder.

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          (g) To Apollo's best knowledge, the exploitation by Athena of the
Licensed Technology will not infringe upon the patent rights of any third party as of the date of this Agreement.

     2.2 ATHENA REPRESENTATIONS AND WARRANTIES. Athena hereby represents and warrants to Apollo as follows:

          (a) Athena has the full legal right to enter into this Agreement and to perform its obligations hereunder. The Agreement has been duly executed and delivered by Athena, and constitutes a legal, valid and binding obligation, enforceable against Athena in accordance with its terms.

          (b) All necessary notices, consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by Athena in connection with the Agreement (including without limitation Lilly and Elan) have been timely given or obtained by Athena.

          (c) To Athena's best knowledge, the execution and delivery of the Agreement and the performance of Athena's obligations hereunder do not conflict with or violate any requirement of applicable laws or regulations, and do not conflict, or constitute a default under any contractual or other obligation of Athena.

          (d) Athena acknowledges that Apollo has a pre-existing relationship with Endocon, Inc. ("Endocon") regarding Neurestrol-Registered Trademark-. Athena further acknowledges that Endocon and, subject to the option granted in Section 3.3 below, Apollo, may sublicense, sell or transfer its rights in Neurestrol-Registered Trademark- to one or more third parties.

     2.3  DISCLAIMERS OF WARRANTIES.

          (a) APOLLO MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY TECHNICAL INFORMATION LICENSED OR OTHERWISE PROVIDED TO ATHENA OR ITS AFFILIATES OR SUBLICENSEES HEREUNDER, AND HEREBY DISCLAIMS THE SAME.

          (b) APOLLO DOES NOT WARRANT THE SAFETY OR EFFICACY OF THE LICENSED TECHNOLOGY.

ARTICLE 3. LICENSE GRANT:

     3.1 LICENSED TECHNOLOGY. Apollo hereby grants to Athena an exclusive license under the Licensed Technology, for use only in the Field, to make, have made, use and sell Compounds and Products and to practice processes and methods using the Compounds and Products in the Territory. This license does not include Neurestrol-Registered Trademark-, which is the subject of the Neurestrol-Registered Trademark- license option pursuant to Section 3.3. Athena shall have the right to grant sublicenses with the prior consent of Apollo, which consent shall not be unreasonably withheld.

     3.2 ACUTE FORMULATION. Apollo shall have the right to develop one or more Acute Formulations, subject to this Section. Prior to undertaking or agreeing to undertake the development of any Acute Formulation, Apollo shall first submit a written proposal to Athena, which shall specifically identify the Acute Formulation to be developed, and shall include a reasonably detailed three-year scientific and business plan and budget (the "Proposal"). Athena shall have the opportunity to review the Proposal. Within ninety days of receipt of the full Proposal, Athena may decide in its sole discretion whether to fund the Proposal.

          (a) If Athena declines to fund the Proposal, Apollo shall be free to develop the Acute Formulation identified in the Proposal independently, or with a third party upon terms substantially identical to or materially more favorable to Apollo, with no payment or royalty to Athena.

          (b) If Athena agrees to fund the Proposal, Apollo shall grant to Athena a license. contingent upon further development requirements as contained in the Proposal, for the Acute Formulation which is the subject of the Proposal. The license shall provide that Apollo shall be entitled to a [ * ] percent ([ * ]) royalty in all Net Products Revenue from that Acute Formulation, and shall contain other terms and conditions substantially similar to this Agreement. The Committee shall administer that Acute Formulation in the same way provided for under Section 8.3, below, for Compounds in the Field. If Athena later determines in its sole discretion not to pursue development and/or funding under the Proposal and the resulting license for the Acute Formulation, Apollo shall be free to develop the Acute Formulation identified in the Proposal independently, or with a third party on terms substantially identical to or materially more favorable to Apollo. Athena shall terminate or sublicense its rights under the Acute Formulation license, as Apollo reasonably requests, and the parties shall negotiate in good faith a royalty to Athena commensurate with its economic and other contributions to the date of termination or sublicense of Athena's rights under that license. Any such license, and any termination or sublicense thereof, shall have no effect on either party's rights under this Agreement.

          3.3 NEURESTROL-Registered Trademark- LICENSE OPTION. In return for the consideration described herein, Apollo also hereby grants to Athena an exclusive option, to be exercised in writing no later than January 16, 1997, to obtain an exclusive, worldwide license. under the Licensed Technology, to Apollo's interest in the Neurestrol-Registered Trademark- drug delivery technology and to practice processes and methods using Neurestrol-Registered Trademark- for use in the Field. Prior to that date, Apollo shall provide, at Athena's request, all information within Apollo's possession regarding Neurestrol-Registered Trademark-. The fee for

* Confidential treatment has been requested for marked portion

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exercise of such option shall be $[ * ], payable upon exercise of that option. If that option is exercised, the parties shall then negotiate in good faith and use commercially reasonable efforts to enter into a license agreement upon reasonable economic terms and conditions to be negotiated, and other terms which are reasonably similar to this Agreement, taking into account the nature of the transaction and the parties.

ARTICLE 4. CONTROL OF DATA:

     4.1 CONTROL OF DATA. Upon termination of this Agreement for any reason, the following principles shall determine control of and ongoing access to data generated as a result of efforts to develop one or more Products under this Agreement:

          (a) Any data related to [ * ], will remain proprietary to Athena and shall not be released, disclosed or communicated by Apollo either orally or in writing to any other party for any reason, without Athena's prior written consent in its sole discretion. In the event of disclosure which Apollo believes to be legally required, Apollo will give as much advance written notice to Athena as possible of the proposed disclosure, and will cooperate reasonably in any effort by Athena to prevent or limit the necessary disclosure.

          (b) Any data generated under this Agreement which is not related to [ * ] may be freely published, disclosed or released by Apollo, provided that Apollo (i) gives at least sixty (60) days' advance written notice of each such proposed disclosure, to allow Athena to protect its intellectual property position, and (ii) retracts any information which Athena reasonably requests, as being confidential or proprietary to Athena.

          (c) Section 9.4 shall continue to apply to Improvements.

ARTICLE 5. LICENSE FEES AND ROYALTY PAYMENTS:

     5.1 LICENSE FEES. Unless notice of termination has been given by Athena under Article 11 below, Athena shall pay Apollo license fees upon the occurrence of each event described below, in the amounts shown:

          (a) $ [ * ] and

          (b) $ [ * ]

     5.2 ROYALTY RATE . During the Royalty Term, Athena shall pay to Apollo royalties of [ * ] percent ([ * ]) of the following: (a) all sublicense fees and milestone, royalty or other payments (other than research or development funding) actually received by Athena or any Affiliates from each sublicensee, in consideration for the sublicense of the Licensed Technology


* Confidential treatment has been requested for marked portion

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to commercially develop a Compound; and (b) Net Products Revenue actually received by Athena or any Affiliates from sales of any Product.

     5.3 ROYALTY CREDITS. The royalties payable by Athena under Section 5.2 above shall be reduced by the following: (a) a credit for Athena Development Funding through the period covered by the applicable royalty report, less Apollo Development Funding for the same period, up to a maximum net Development Funding credit in that period of [ * ] percent ([ * ]%) of the gross royalty payable by Athena for the period, with any unused amounts carrying forward to subsequent periods; and (b) a credit, during the [ * ], for the license fees paid by Athena under Section 5. I(a) and (b) above, up to a maximum aggregate license fee credit of [ * ] percent ([ * ]%) of such amounts, with any unused amounts carrying forward to subsequent periods.

ARTICLE 6. ROYALTY REPORTS AND ACCOUNTING:

     6.1 REPORTS, EXCHANGE RATES. Following the First Commercial Sale, Athena shall furnish to Apollo a quarterly written report showing in reasonably specific detail, on a country-by-country basis, (a) the number of Products sold which generated Net Products Revenue to Athena, its Affiliates and its sublicensees in the Territory during the reporting period; (b) the royalties payable in United States dollars, if any, which shall have accrued hereunder for such reporting period; (c) the withholding taxes, if any, required by law to be deducted in respect of such sales; (d) the date of the First Commercial Sale in each country in the Territory during the reporting period; and (e) a calculation of the credits, if any, to which Athena is entitled under Section 5.3 above. Reports shall be due no later than the sixtieth (60th) day following the close of each calendar quarter. Athena shall keep complete and accurate records in sufficient detail to properly reflect all Products sold which generated Net Products Revenue and to enable the royalties payable hereunder to be determined.

     6.2 ACCESS. Upon the written request of Apollo and not more than twice in each calendar year, Athena and its Affiliates shall permit Apollo or its representative (which shall not include Athena's independent accountants) to have access during normal business hours to such of their respective records as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than thirty-six (36) months prior to the date of such request.

     6.3 SUBLICENSES. Athena shall use commercially reasonable efforts to include in each permitted sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to Athena, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Athena and Apollo to the same extent required of Athena under this Agreement. Upon the expiration of three (3) years following the end of any calendar year, the calculation of royalties payable with respect to such year shall be binding and conclusive upon Apollo and Athena, its Affiliates and sublicensees.

* Confidential treatment has been requested for marked portion

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     6.4  CONFIDENTIAL FINANCIAL INFORMATION.  Apollo and its representatives shall treat all information subject to review under this Article 6 or under any sublicense agreement as strictly confidential, and shall not disclose it to any other party for any purpose.

ARTICLE 7. PAYMENTS:

     7.1 PAYMENT TERMS. Royalties shown to have accrued by each royalty report provided for under Article 6 above shall be due and payable by Athena on the date such royalty report is due. All payments by Athena to Apollo under the Agreement shall be paid in United States dollars calculated at the applicable exchange rate as of the date the payment is made, and shall be made, at Athena's option, either by bank wire transfer or by check to such address or account as Apollo shall designate in writing before such payment is due.

     7.2 EXCHANGE CONTROL. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country in the Territory where the Products are sold, Athena shall have the right, in its sole discretion, to make such payments by depositing the amount thereof in local currency to Apollo's account in a bank or other depository institution in such country. If the royalty rate specified in the Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

     7.3 WITHHOLDING TAXES. Athena shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States, state or local income taxes, required to be paid or withheld by Athena, its Affiliates or sublicenses Athena shall promptly deliver to Apollo, upon request, proof of payment or withholding of all such taxes, levies and other charges.

ARTICLE 8. RESEARCH AND DEVELOPMENT OBLIGATIONS:

     8.1 DEVELOPMENT. Athena shall undertake reasonable efforts to develop, obtain regulatory approvals for and sell a Product (or more than one Product, if Athena so determines in its discretion) for use in the Field in accordance with the Plan, and will provide such information as the Committee may reasonably require in order to plan, monitor and approve such development.

     8.2 FUNDING AND RESOURCES. Athena shall provide (either alone, or with partners, sublicensees or other collaborators approved by the Committee) the funding and resources necessary to carry out the development approved by the Committee under the Plan for the Field. Apollo may but is not required to provide any part of such funding.

     8.3 COMMITTEE. Subject to the rights of Lilly under the Lilly Collaboration, the progress of the collaboration in the Field shall be monitored by a steering committee (the "Committee"). The Committee shall consist of four individuals, two of whom shall be appointed (and replaced, as necessary) by each party. Meetings of the Committee shall be held periodically

(but no less than every six (6) months) at a mutually acceptable location. Each party shall pay the expenses of its Committee members. Reasonably in advance of each meeting of the Committee, each party to this Agreement shall provide to the Committee a confidential written report summarizing its best current estimates of its expenditures and work performed in connection with the collaboration during the period. The Committee shall exercise reasonable business judgment in the pursuit of its activities, and may take action only upon the affirmative vote of at least three of its members. The Committee shall dissolve as of the termination of this Agreement. The duties of the Committee shall include the following:

          (a) approving and amending, as needed, a development plan and budget for activities in the Field under this Agreement (the "Plan"). The Plan shall include both scientific and business milestones, an internal and external budget and other resources to be devoted to the collaboration;

          (b) determining how best to obtain the expertise needed to carry out the Plan in the best interests of the parties, with preference being given to Apollo for research efforts in its areas of expertise; and

          (c) approving and amending, as needed, a Plan for development of an Acute Formulation, if the parties have agreed to pursue such development under the Agreement as provided in Section 3.2(b) above.

ARTICLE 9. PATENTS AND INFRINGEMENT ACTIONS:

     9.1 PATENT PROSECUTION AND MAINTENANCE. Apollo shall be responsible for and shall control the preparation, filing, prosecution and maintenance of all patents and patent applications in the Territory related to the Licensed Patent Rights and will consult with and consider the reasonable requests of Athena in all such matters. Apollo shall use its best efforts to provide Athena with an opportunity to review and comment on all prosecution documents for each Patent application subject to this Section before the filing of such prosecution document. Apollo shall supply Athena with a copy of each patent application as filed which constitutes a portion of the Licensed Patent Rights, together with notice of its filing date and serial number. Athena shall reasonably assist and cooperate with Apollo, execute all lawful papers and instruments and make all oaths and declarations as may be reasonably necessary in the preparation, prosecution and maintenance of all patents and other filings referred to in this Section. As a part of its Development Funding, Athena shall bear all reasonable legal fees and costs of such patent prosecution and maintenance for the Licensed Patent Rights in the Field while this Agreement remains in effect. Prior to any period during the term of this Agreement in which Apollo intends to pursue independent development of an Acute Formulation under Section 3.2 above, or sublicenses or otherwise exploits the Licensed Patent Rights outside the Field, Apollo and Athena shall discuss in good faith and agree on a reasonable allocation of patent costs for the Licensed Patent Rights within the Field and outside the Field. Such costs within the Field shall continue to be Athena's responsibility as a part of its Development Funding. Apollo shall pay or cause to be paid such costs outside the Field, and such payment is not to be included in Apollo's Development Funding.

     9.2 NOTIFICATION OF INFRINGEMENT. Each party shall notify the other party of any infringement of the Licensed Patent Rights in the Territory known to such party and shall provide the other party with the available evidence, if any, of such infringement.

     9.3 ENFORCEMENT OF THE LICENSED PATENT RIGHTS. Apollo shall have the right to determine the appropriate course of action to enforce Licensed Patent Rights in the Territory or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce Licensed Patent Rights, to control any litigation or other enforcement action (in its own name or, if required by applicable law, jointly with Athena) and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to Licensed Patent Rights, and shall consider, in good faith, the interests of Athena in so doing. If Apollo does not, within ninety
(90) days of receipt of written notice regarding a potential infringement, abate the infringement or file suit to enforce the Licensed Patent Rights against at least one infringing party in the Territory, or otherwise dispose of the matter, Athena shall have the right to take whatever action it deems appropriate to enforce the Licensed Patent Rights; provided, however, that, within thirty (30) days after receipt of notice of Athena's intent to file such suit, Apollo shall have the right to jointly prosecute such suit and in so doing, to fund fifty percent (50%) of the costs of such suit. The party controlling any such enforcement action shall not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling party without the prior written consent of that party. All monies recovered upon the final judgment or settlement of any such suit to enforce the Licensed Patent Rights shall be shared, after reimbursement of expenses, by Apollo and Athena PRO RATA according to the respective percentages of costs borne by each in such suit. Notwithstanding the foregoing, Apollo and Athena shall fully cooperate with each other in the planning and execution of any action to enforce the Licensed Patent Rights and execute all such documents as reasonably necessary in connection therewith. If Apollo or Athena is a necessary party to any such litigation or other enforcement action, at the other party's request and expense. such party shall join such litigation or other enforcement action.

     9.4 IMPROVEMENTS. If either party's tests, experiments and evaluation under this Agreement result in an invention, discovery, improvement or other technology, whether patentable or not (an "Improvement"), ownership of such Improvement shall be determined according to U.S. patent law. Either party which owns any rights in an Improvement shall cross-license its interest to the other party, without additional cost or royalty, to the extent necessary for the other to practice and use its rights in the Licensed Technology as so improved. Each party shall promptly disclose to the other all such Improvements.

     9.5 INFRINGEMENT ACTIONS BY THIRD PARTIES. (a) If either party or any of its Affiliates, sublicensees or customers shall be sued (or suit threatened in writing) by a third party for infringement of a third party's patent in the Territory because of the use of Licensed Technology or sale of Products, such party shall promptly notify the other in writing of the institution of such suit or threat. (b) Before actual suit is brought, and after consulting with and considering in good faith the interests of Apollo, Athena may determine, in its sole discretion, to pay any amount it deems reasonable or necessary to make, use or sell a Product, to obtain a license to do so or to compromise or settle a claim of infringement. (c) If such threat or claim is not settled and suit is brought, and the alleged infringing process, method or composition is claimed under the Licensed Patent Rights, Athena shall have the right, in its sole discretion, to control the defense of such suit at its own expense, in which event Apollo shall have the right to be represented by advisory counsel of its own selection, at its own expense, and shall cooperate fully in the defense of such suit and furnish to Athena all evidence and assistance in its control. If Athena does not elect within sixty
(60) days after such notice to so control the defense of such suit, Apollo may undertake such control at its own expense, and Athena shall then have the right to be represented by advisory counsel of its own selection, at its own expense, and Athena shall cooperate fully in the defense of such suit and furnish to Apollo all evidence and assistance in Athena's control. The party controlling the suit shall regularly consult with and consider the interests of the other, and may not settle any part of the suit or otherwise consent to an adverse judgment in such suit that diminishes the rights or interests of the non-controlling party without the express written consent (not to be unreasonably withheld) of the non-controlling party. (d) Any amounts paid by Athena under the provisions of paragraphs (b) or (c) above, or by Apollo under paragraph (c) above, shall be included in such party's Development Funding for the period when actually paid.

ARTICLE 10. CONFIDENTIALITY:

     10.1 CONFIDENTIAL INFORMATION.  Except as necessary to carry out Section
9.4 above, this Agreement and its performance by the parties shall be subject to the confidentiality agreement between Apollo and Athena dated as of February 5, 1995 and a confidentiality agreement between Apollo, Athena and Eli Lilly and Company dated as of February 14, 1996, which both remain in full force and effect and are incorporated by this reference, except that Apollo and Athena hereby agree that any Information other than that which is covered by Section 4.1(a) above, (including without limitation Information exchanged or obtained in the performance of this Agreement) shall be maintained by each of them as confidential for a period of five (5) years from the date of expiration or termination of this Agreement, on the terms described in that February 14, 1996 agreement.

ARTICLE 11. TERMINATION:

     11.1 EXPIRATION. Unless terminated earlier pursuant to this Article, the Agreement shall expire, with respect to each country within the Territory, on the date which is ten (10) years from the date of this Agreement, unless a patent based on a Valid Patent Claim has been issued having effect in such country, in which case this Agreement shall expire in such country upon the expiration of such patent. Upon expiration of the Agreement with respect to such country pursuant to this Section, Athena shall have a fully-paid, irrevocable license under the Licensed Know-How, with right of sublicense, to make, have made, use and sell Products in such country for use in the Field.

     11.2 TERMINATION BY ATHENA. Athena may terminate the Agreement at any time, in its sole discretion, upon ninety (90) days' prior written notice to Apollo. Any such termination will not affect Athena's obligations to pay royalties accrued to the effective date of such termination under Section 5.2 above.

     11.3 TERMINATION FOR CAUSE. (a) Apollo may terminate this Agreement after the breach of any material provision by Athena if Athena has not cured such breach within ninety (90) days after written notice thereof by Apollo.
(b) Athena may terminate the Agreement after the breach of any material provision by Apollo if Apollo has not either (i) cured such breach within ninety (90) days after written notice thereof by Athena, or (ii) begun good faith remedial action within such ninety (90) day period and accomplished such cure no later than six (6) months after Athena's written notice of breach. Any such termination will not affect Athena's obligations to pay royalties accrued to the effective date of such termination under Section 5.2 above. Athena retains all rights of setoff in such event.

     11.4 EFFECT OF EXPIRATION OR TERMINATION. In the event of termination under 11.2 or 11.3(a) above, all rights in the Licensed Technology shall revert to and be owned exclusively by Apollo. In the event of termination by Athena under Section 11.3(b) above, Athena may at its option elect to retain a perpetual, fully-paid license to the Licensed Technology for the Field in the Territory, upon the other terms contained in this Agreement. Expiration or termination of the Agreement shall not relieve either party of any obligation accruing prior to such expiration or termination, and the provisions of Articles 4, 9.4, l0, 11, and 12 shall survive the expiration or termination of the Agreement.

ARTICLE 12. INDEMNIFICATION AND INSURANCE:

     12.1 INDEMNIFICATION. Each party shall indemnify and hold the other harmless from all losses, liabilities, damages and expenses, including reasonable attorneys' fees and costs (collectively, "Liabilities"), that the other party may suffer as a result of any claims, demands, actions or other proceedings made or instituted by any third party arising out of or relating to the gross negligence or willful misconduct of the indemnifying party, its Affiliates or sublicensees.

     12.2 PROCEDURE. A party which intends to claim indemnification under this Article shall promptly notify the other party of any Liability or action in respect of which such party intends to claim such indemnification, and the indemnifying party shall have the right to participate in, and, to the extent so desired, assume the defense thereof; provided, however, that the claiming party shall have the right to retain its own counsel, if representation of the claiming party by the counsel retained by the.indemnifying party would be inappropriate due to actual or potential conflicts of interest. Without the prior written consent of the claiming party, the indemnifying party may not settle or otherwise consent to an adverse judgment in respect to a Liability if doing so would diminish the rights or interests of the claiming party. Each party shall cooperate fully with the other in the investigation of any action, claim or Liability covered by this Article.

     12.3 INSURANCE. Athena shall, at its expense (provided such expense is reasonable for additional coverage of this type), cause Apollo to be named as an additional named insured under any policy of products liability insurance which Athena may carry from time to time, and will cause certificates of insurance to be provided to Apollo upon reasonable request.

ARTICLE 13. FORCE MAJEURE:

     13.1 EXCUSED PERFORMANCE. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of the Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority.

     ARTICLE 14. MISCELLANEOUS:

     14.1 NOTICES. Any consent, notice or report required or permitted to be given or made under this Agreement shall be in writing, delivered personally, by air mail or courier, or by facsimile promptly confirmed by personal delivery, air mail or courier, postage prepaid, addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (unless otherwise provided in the Agreement) shall be effective upon receipt by the addressee.

     If to Apollo:       Apollo Genetics, Inc.
                         222 Third Street, Suite 2110
                         Cambridge, Massachusetts 02142
                         Attention: President

     If to Athena:       Athena Neurosciences, Inc.
                         800 Gateway Boulevard
                         South San Francisco, California 94080
                         Attention: General Counsel

     14.2 ARBITRATION. All disputes arising under the Agreement shall be referred to senior management of the parties for good faith discussion, and if not so resolved, finally settled by arbitration in Boston, Massachusetts, under the applicable rules of the American Arbitration Association. The parties shall agree in their discretion on a single arbitrator or, if no agreement can be reached within fourteen (14) days of the request by one party, each party shall appoint an arbitrator and the two so chosen shall appoint a third. Each party shall pay the expenses of its own counsel and, if applicable, its chosen arbitrator, and shall share equally the expenses of the single or third arbitrator. The arbitration award or judgment shall be final, binding and enforceable, and may include an award of fees and expenses (including reasonable attorneys' fees). The arbitrator(s) shall not have the authority to modify, change or refuse to enforce the terms of this Agreement.

     14.3 ASSIGNMENT. Neither party may assign its rights or obligations under the Agreement, in whole or in part, by operation of law or otherwise, without the prior written . consent of the other; provided, however, that either may, without such consent, assign the Agreement and its rights and obligations hereunder to an Affiliate (without diminishing the continuing obligations of the assignor hereunder), or in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger or consolidation. Any purported assignment in violation of this
Section 14.3 shall be void.

     14.4 AMENDMENTS. No change, modification, extension, termination or waiver of any of the provisions of this Agreement shall be valid unless made in writing and signed by duly authorized representatives of the party or parties to be bound.

     14.5 ENTIRE AGREEMENT. The Agreement embodies the entire understanding between the parties respecting the subject matter hereof and supersedes any prior understanding and agreements between them respecting the subject matter hereof. Except for the Confidentiality Agreements described in Section 10.1 above, there are no representations, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter of the Agreement which are not fully expressed herein.

     14.6 SEVERABILITY. Any of the provisions of the Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to that extent in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of the Agreement in any other jurisdiction.

     14.7 WAIVER. The waiver by either party of any right hereunder, or the failure to perform or of a breach by the other party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said party, whether of a similar nature or otherwise.

     14.8 COUNTERPARTS. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     14.9 NO ANNOUNCEMENT. Neither party shall make any oral or written statement, press release, publication, publicity or other public communication using the name of the other party or any of its Affiliates, or regarding the fact of or terms of this Agreement, without the prior written consent of the other party in its sole discretion; except for legally required disclosures, as to which consent may not be unreasonably withheld.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of April 16, 1996.

                              ATHENA NEUROSCIENCES, INC.


Date: 10/14/96                By:       /s/  Donald R. Joseph
      --------                   ---------------------------------------

                              Name:     Donald R. Joseph
                                   -------------------------------------

                              Title:    Vice President & General Counsel
                                    ------------------------------------


                              APOLLO GENETICS, INC.


Date: 10/10/96                By:       /s/ Katherine Gordon
      --------                   ---------------------------------------

                              Name:     Katherine Gordon
                                   -------------------------------------

                              Title:         President
                                    ------------------------------------

License and Collaboration Agreement                                CONFIDENTIAL
April 6, 1996
                                           EXHIBIT A

                      United States and Foreign Patents and/or Applications


Country/Region    Patent/Serial Number       Filing Date     Title                                Status
--------------    --------------------       -----------     -----                                -------

[ * ]



[ * ]

* Confidential treatment has been requested for marked portion